Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

IMAC HOLDINGS, INC.

_________________________

Pursuant to

§ 242 of the General Corporation Law

of the State of Delaware

_________________________

The undersigned, being the Chief Executive Officer of IMAC Holdings, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	At a meeting of the Board of Directors of the Corporation (the “Board”) on January 21, 2025, the Board adopted resolutions (the “Amending Resolutions”) to further amend the Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on May 23, 2018 (together with any subsequent amendments and certificates of designations, the “Certificate of Incorporation”); and

2.	The Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board duly adopted the Amending Resolutions setting forth and declaring advisable this Certificate of Amendment to Certificate of Incorporation and directed that such amendment be considered by the stockholders of the Corporation. A special meeting of the stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on March 26, 2025 at which meeting the required number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted the Certificate of Amendment to Certificate of Incorporation.

NOW, THEREFORE, to effect the Amending Resolutions:

1.	Upon the Effective Time (as defined below), Section 4.1 is hereby stricken and replaced with the following:

“4.1 Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is one hundred and twenty five million (125,000,000), of which one hundred and twenty million (120,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and five million (5,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

2.	This Certificate of Amendment to Certificate of Incorporation shall become effective immediately upon filing with at 4:00 p.m. Eastern Time on March 26, 2025 (the “Effective Time”).

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of IMAC Holdings, Inc. to be signed by Faith Zaslavsky, Chief Executive Officer, this 26th day of March, 2025, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	Chief Executive Officer